NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO
ACQUIRE 62 WENDY'S UNITS FROM WENDY'S FRANCHISEE

Overland Park, Kansas, (March 9, 2017) - NPC announced today that it has entered into an agreement with Valenti Mid-Atlantic Management, LLC (Valenti) to acquire 62 Wendy’s restaurants for $52.6 million, plus amounts for working capital. NPC also agreed to acquire six fee property locations from Valenti Mid-Atlantic Realty for $3.6 million. As part of the transaction, NPC plans to remodel certain acquired restaurants in Wendy’s new Image Activation format.

This acquisition is expected to be funded primarily with available cash on hand and borrowings on NPC's $110 million revolver. The restaurants will be owned and operated by NPC's wholly-owned subsidiary, NPC Quality Burgers, Inc., which entered into the asset purchase agreement to acquire the restaurants.

The units to be acquired are located in south central Pennsylvania in and around Harrisburg and Allentown, Pennsylvania. According to information provided to NPC, the restaurants generated approximately $93 million in net product sales during the 52 weeks ended December 25, 2016. NPC expects the closing to occur in late April, subject to customary closing conditions, including the approval of The Wendy’s Company.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are excited to further our growth in the Wendy’s system with the acquisition of this unique market in the mid-Atlantic. This market will leverage our existing Wendy’s infrastructure and is a natural extension of our holdings in North Carolina. This acquisition will be our seventh acquisition in the Wendy’s system since 2013 and will increase our holdings to 246 restaurants with expected annual revenues exceeding $350 million, or approximately 30% of our total consolidated revenues.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,152 Pizza Hut restaurants and delivery units in 27 states and 184 Wendy’s units in 5 states.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including any delay in or failure to complete the planned acquisition; changes in credit market conditions; lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213